CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
New York Health Care, Inc. and Subsidiaries

We consent to the incorporation by reference in the registration statements on Form s-3/a (No. 333-108761) and S-8 filed on September 11 2003 of New York Health Care, Inc. and Subsidiaries of our report dated April 17, 2006, with respect to the consolidated balance sheet of New York Health Care, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders, equity and cash flows for the years ended December 31, 2005, and 2004 and 2003, which report appears in the December 31, 2005 annual report of Form 10-k of New York Health Care, Inc. and Subsidiaries.


/s/ Weiser LLP
Weiser LLP

New York, New York
April 17, 2006